Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports First Quarter 2013 Results

SPOKANE, Wash - April 23, 2013 - Potlatch Corporation (Nasdaq:PCH) today reported financial results for the first quarter ended March 31, 2013.

“We are off to a very strong start in 2013 as first quarter results exceeded our expectations,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “The strength in our Wood Products operations in 2012 carried over into 2013, as lumber prices continued to strengthen in the first quarter despite lower demand due to poor winter weather in much of the country. Last year we began to see the improvement in lumber prices begin to be reflected in higher log prices, and that trend continues today, particularly in the northern region of our Resource business. Because of the strength in sawlog prices in Idaho, we pulled forward a portion of our planned harvest from the second half of the year into the first quarter to take advantage of this pricing opportunity. In addition, the two land acquisitions we made in Arkansas in late 2012 increased our harvest levels slightly in our Southern region in the first quarter. Although sawlog prices in the South remained depressed in the first quarter, we are optimistic that pricing will improve. In our Real Estate segment, we are seeing increased demand for our rural and HBU real estate properties, which is leading to firmer pricing,” concluded Mr. Covey.

Q1 2013 Financial Summary

•	Total consolidated revenues for Q1 2013 were $139.3 million, compared to $112.4 million in Q1 2012 and $143.3 million in Q4 2012.

•	Net income for the quarter was $15.5 million, or $0.38 per diluted share, compared to $5.1 million, or $0.13 per diluted share in Q1 2012, and $13.9 million, or $0.34 per diluted share in Q4 2012.

•	EBITDDA was $33.4 million for Q1 2013 compared to $18.3 million for Q1 2012 and $36.4 million in Q4 2012.

Q1 2013 Business Performance
Resource
Operating income for the Resource segment in Q1 2013 was $15.5 million, compared to $8.7 million in Q1 2012 and $10.5 million in Q4 2012. The primary reason for both variances was increased harvest volumes in both our Northern and Southern regions, combined with higher prices in Idaho.
Northern Region

•
Total fee harvest volume for Q1 2013 increased 21 percent over Q1 2012 and 13 percent over Q4 2012. Improved log prices in Idaho led us to pull forward a portion of the harvest planned for the second half of the year into the first quarter to take advantage of this pricing opportunity.

•
Sawlog volume in Q1 2013 increased 34 percent and 1 percent over Q1 2012 and Q4 2012, respectively, due to the shift in harvest volume in Idaho mentioned above. Sawlog prices increased 14 percent in Q1 2013 over Q1 2012, primarily due to stronger demand and increased pricing for both cedar and mixed sawlogs. Sawlog prices increased 2 percent in Q1 2013 compared to Q4 2012.

•
An oversupply of sawmill residuals and chips in the market contributed to Q1 2013 pulpwood prices 13 percent lower than the previous year, which led to a decision to minimize pulpwood production, resulting in a 25 percent volume decrease in Q1 2013 from Q1 2012.

•
Pulpwood volume increased 128 percent in Q1 2013 compared to Q4 2012, as the first quarter is the seasonally highest production quarter in the Lake States. Also, there was additional pulp volume associated with the sawlog production in Idaho that was pulled forward into the first quarter from the second half of the year. Pulpwood prices increased only 1 percent overall due to decreased prices in the Lake States.

Southern Region

•
Total fee harvest volume in Q1 2013 increased 18 percent and 7 percent over Q1 2012 and Q4 2012, respectively. The increases were a result of additional harvest volume provided by two land acquisitions made in late 2012, and included both sawlog and pulpwood production.

•
Sawlog volume in Q1 2013 increased 4 percent and 9 percent over Q1 2012 and Q4 2012, respectively. Sawlog prices increased 5 percent in Q1 2013 over Q1 2012 due to the impact of unfavorable weather on logging and favorable lumber markets. Sawlog prices decreased 4 percent in Q1 2013 from Q4 2012 due to product mix as hardwood production decreased and smaller pine logs were included in the mix.

•
Pulpwood volume in Q1 2013 increased 31 percent and 5 percent over Q1 2012 and Q4 2012, respectively. Pulpwood prices increased 9 percent and 3 percent, respectively, over the same periods due to stronger oriented strand board markets and increased hardwood demand. Unfavorable weather that affected logging in Q1 2013 was also a contributing factor to higher prices compared to Q1 2012.

Wood Products
Wood Products revenues were $91.5 million in Q1 2013 compared to $73.9 million in Q1 2012 and $85.1 million in Q4 2012. Operating income for the segment totaled $18.9 million in Q1 2013 compared to $5.0 million in Q1 2012 and $13.5 million in Q4 2012. The year-over-year increases in revenues and income were the result of significantly improved prices, partially offset by slightly decreased shipment volumes. The quarter-over-quarter increases in revenues and income resulted from improved product pricing partially offset by slightly increased costs and modestly lower shipment volumes.

•	Lumber prices in Q1 2013 increased 35 percent and 15 percent over Q1 2012 and Q4 2012, respectively, due to strong demand for manufactured wood products.

•	Lumber shipments in Q1 2013 decreased slightly from both Q1 2012 and Q4 2012.

Real Estate
Real Estate revenues totaled $4.6 million in Q1 2013 compared to $8.2 million in Q1 2012 and $19.1 million in Q4 2012. Operating income for the segment was $3.1 million in Q1 2013 compared to $6.3 million in Q1 2012 and $13.8 million in Q4 2012. A total of 41 real estate transactions closed in Q1 2013, consistent with or slightly above prior quarters. The majority of the Q1 2013 transactions were rural real estate sales in Minnesota. Prices per acre were slightly higher than in both Q1 2012 and Q4 2012. In Q1 2012, there was a large sale of HBU acres in Minnesota. Sales transactions in Q4 2012 included a conservation sale of HBU property to Minnesota conservation advocates and a rural real estate/HBU sale in Idaho.

Corporate
Corporate expenses, excluding net cash interest expense, totaled $11.1 million in Q1 2013 compared to $8.3 million in Q1 2012 and $11.0 million in Q4 2012. The $2.8 million year-over-year increase was primarily due to mark-to-market adjustments related to deferred compensation plans. In Q1 2013, an additional $750,000 was accrued for environmental remediation at the Company's Avery Landing site in Idaho.

Rating Agency Actions
On April 2, Standard & Poor's upgraded Potlatch's corporate credit and senior unsecured ratings to 'BB+' from 'BB,' with a stable outlook. On April 22, Moody's upgraded Potlatch's debt rating to investment grade 'Baa3' from 'Ba1,' with a stable outlook.

Balance Sheet
Three debt issuances totaling $27.7 million were redeemed before their maturity dates during Q1 2013. These bonds had small call premiums and interest rates between 7.25 percent and 7.75 percent. These were paid with cash on hand. Another $9.0 million of debt will be redeemed during the second quarter. Potlatch finished the quarter with $59.7 million of cash and short-term investments on the balance sheet.

Dividend Distribution
During the first quarter, Potlatch paid a regular quarterly cash distribution on the company's stock of $0.31 per share.

Outlook
“We are very pleased with our first quarter results and have a very favorable outlook for the remainder of the year. We expect new housing starts to continue to climb and domestic home repair and remodel activities to increase as the economy continues to advance. We are continuing to see the improvement in lumber prices work its way into higher sawlog prices, which will contribute greatly to our Resource segment's income for the year. At this time, we still expect our 2013 harvest to be approximately 3.8 million tons. We believe sawlog prices will be significantly higher in the years ahead as demand improves, so we are continuing with our harvest deferral strategy of approximately 800,000 tons per year. In our Wood Products business, demand for manufactured wood products continues to support lumber and plywood prices. Our Real Estate business remains strong as interest in rural recreational real estate continues to be solid, and in fact we are seeing a slight price improvement trend in our recent real estate sales. Our balance sheet remains strong as evidenced by the recent S&P and Moody's upgrades, and after a $9.0 million early redemption of debt on June 1, 2013, we have no debt maturities until the end of 2015,” concluded Mr. Covey.

Conference Call Information
A live conference call and webcast will be held today, April 23, 2013, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 28567604. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until April 30, 2013 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 28567604 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, business conditions in our Resource and Wood Products segments, domestic repair and remodel activities, our 2013 harvest levels, lumber and plywood pricing, sawlog and pulpwood pricing, real estate pricing, performance of our Wood Products segment, the demand and interest in non-strategic timberlands, rural recreational real estate and HBU lands, debt redemption and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.
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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues	$139,253	$112,384
Costs and expenses:
Cost of goods sold	98,299	88,975
Selling, general and administrative expenses	13,596	10,890
Environmental remediation charge	750	—
	112,645	99,865
Operating income	26,608	12,519
Interest expense, net	(6,336)	(6,486)
Income before income taxes	20,272	6,033
Income tax benefit	(4,785)	(982)
Net income	$15,487	$5,051

Net income per share:
Basic	$0.38	$0.13
Diluted	0.38	0.13
Cash distributions per share	$0.31	$0.31
Weighted-average shares outstanding (in thousands):
Basic	40,436	40,261
Diluted	40,613	40,365

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$4,279	$16,985
Short-term investments	55,438	63,077
Receivables, net	16,006	10,668
Inventories	28,757	28,928
Deferred tax assets	10,507	10,507
Other assets	7,939	7,932
Total current assets	122,926	138,097
Property, plant and equipment, net	58,333	58,050
Timber and timberlands, net	462,745	464,467
Deferred tax assets	41,702	43,292
Other assets	14,529	14,991
	$700,235	$718,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$9,013	$8,413
Accounts payable and accrued liabilities	59,007	55,174
Total current liabilities	68,020	63,587
Long-term debt	320,748	349,163
Liability for pensions and other postretirement employee benefits	143,638	145,047
Other long-term obligations	24,021	22,457
Stockholders’ equity	143,808	138,643
	$700,235	$718,897

Shares outstanding (in thousands)	40,490	40,389
Stockholders’ equity per common share	$3.55	$3.43
Working capital	$54,906	$74,510
Current ratio	1.8	2.2

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,487	$5,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	6,867	5,788
Basis of real estate sold	457	444
Change in deferred taxes	215	915
Employee benefit plans	2,799	846
Equity-based compensation expense	1,072	947
Gain on disposition of property, plant and equipment	(41)	(2)
Funding of qualified pension plans	—	(21,630)
Working capital changes	1,078	9,313
Net cash provided by operating activities	27,934	1,672
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in short-term investments	7,639	15,834
Proceeds from COLI loan	—	21,751
Additions to property, plant and equipment	(2,321)	(989)
Additions to timber and timberlands	(2,311)	(2,140)
Proceeds from disposition of property, plant and equipment	50	2
Other, net	(423)	(246)
Net cash provided by investing activities	2,634	34,212
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(12,552)	(12,503)
Repayment of long-term debt	(27,650)	(16,500)
Issuance of common stock	667	63
Change in book overdrafts	(2,030)	(1,152)
Employee tax withholdings on equity-based compensation	(1,685)	(1,713)
Other, net	(24)	(21)
Net cash used for financing activities	(43,274)	(31,826)
Increase (decrease) in cash	(12,706)	4,058
Cash at beginning of period	16,985	7,819
Cash at end of period	$4,279	$11,877

Certain 2012 amounts have been reclassified to conform to the 2013 presentation.

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2013	2012
Revenues:
Resource	$54,968	$40,454
Real Estate	4,635	8,164
Wood Products	91,544	73,924
	151,147	122,542
Intersegment revenues - Resource	(11,894)	(10,158)
Total consolidated revenues	$139,253	$112,384

Operating income:
Resource	$15,525	$8,669
Real Estate	3,083	6,312
Wood Products	18,910	5,044
Eliminations and adjustments	489	310
	38,007	20,335
Corporate	(17,735)	(14,302)
Income before income taxes	$20,272	$6,033

Depreciation, depletion and amortization:
Resource	$4,592	$3,218
Real Estate	13	9
Wood Products	1,509	1,860
	6,114	5,087
Corporate	753	701
Total depreciation, depletion and amortization	$6,867	$5,788

Basis of real estate sold - Real Estate	$616	$495
Eliminations and adjustments	(159)	(51)
Total basis of real estate sold - Real Estate	$457	$444

Potlatch Corporation
EBITDDA*
Unaudited (Dollars in thousands)

	1st Quarter	4th Quarter	1st Quarter
	2013	2012	2012
GAAP net income	$15,487	$13,864	$5,051
Net cash interest expense	5,845	5,819	6,052
Income tax provision	4,785	6,210	982
Depreciation, depletion and amortization	6,867	6,976	5,788
Basis of real estate sold	616	3,607	495
Non-cash asset impairment and eliminations	(159)	(75)	(51)
EBITDDA	$33,441	$36,401	$18,317

*EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. EBITDDA, as we define it, is net income adjusted for net cash interest expense, provision for income taxes, depreciation, depletion and amortization, basis of real estate sold and non-cash asset impairment and eliminations.